Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in this Registration Statement of Vermont Pure Holdings, Ltd. on Form S-8 of our reports dated January 18, 2005 and January 26, 2006 appearing in the Annual Reports on Form 10-K of Vermont Pure Holdings, Ltd. for the years ended October 31, 2005, and October 31, 2006, respectively.
/s/ Deloitte & Touche LLP
Hartford, Connecticut
November 20, 2007